EXHIBIT 10.36

INTERLINE BRANDS, INC.

Annual Election Notice

To:          Interline Brands, Inc. (“Interline”)

The undersigned, being a duly elected non-employee member of the Board of Directors of Interline, hereby irrevocably elects, acknowledges and directs that:

1.     The portion of the Annual Retainer payable to me for the period of April 1, 2006 to December 31, 2006 (i.e. $30,000), be paid to me, as follows:

a.             $                      in cash;

b.             $                       in whole shares of the common stock, par value $0.01 of Interline (“Common Stock”) (with any fractional shares paid in cash);

c.             $                      in whole Deferred Stock Units (with any fractional Deferred Stock Units paid in cash) subject to the terms of the Deferred Stock Unit Award Agreement attached hereto as Exhibit A  (the “DSU Agreement”).

2.     If applicable, the Committee Chairmanship Fees payable to me for the period of April 1, 2006 to December 31, 2006 be paid to me, as follows:

a.             $                      in cash;

b.             $                       in whole shares of Common Stock (with any fractional shares paid in cash);

c.             $                      in whole Deferred Stock Units (with any fractional Deferred Stock Units paid in cash) subject to the terms of the DSU Agreement.

I acknowledge that (i) the number of shares of Common Stock and/or Deferred Stock Units I will receive for 2006 will be determined by first dividing each dollar amount I elected for such shares of Common Stock and/or Deferred Stock Units by three (3) and then by further dividing (x) the first one third (1/3) by the Fair Market Value (as defined in Interline’s 2004 Equity Incentive Plan) of a share of Common Stock on June 30, (b) the second one third (1/3) by the Fair Market Value of a share of Common Stock on September 30, and (z) the remaining one third (1/3) by the Fair Market Value of a share of Common Stock on December 31, (ii) I must execute and return a copy of the DSU Agreement with my Election Form in order to validly elect to receive Deferred Stock Units, (iii) any Deferred Stock Units that I elect to receive will be paid to me solely in accordance with the terms of the DSU Agreement, and (iv) I may not make an election to receive Deferred Stock Units with respect to any portion of the Annual Retainer or Committee Chairmanship Fees that was earned by me prior to the date on which Interline receives this completed Election Form (and that such portion shall be automatically allocated ratably among my elections to receive cash or shares of Common Stock).

TO BE VALID, AN ELECTION TO RECEIVE DEFERRED STOCK UNITS MUST BE RECEIVED BY INTERLINE NO LATER THAN APRIL 7, 2006. If the Election Form is received later than such date, your election to receive Deferred Stock Units will be deemed to be an election to receive shares of Common Stock.

THIS ELECTION FORM WILL REMAIN IN EFFECT FOR 2006 ONLY.  INTERLINE WILL PROVIDE YOU WITH A NEW ELECTION FORM FOR 2007 LATER THIS YEAR.  TO BE VALID, THIS NEW 2007 ELECTION FORM MUST BE COMPLETED AND RECEIVED BY INTERLINE BY NO LATER THAN DECEMBER 31, 2006.

Dated effective as of the                  day of March, 2006.

Name

Exhibit A

INTERLINE BRANDS, INC.

2004 EQUITY INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR
DEFERRED STOCK UNIT AWARD AGREEMENT

This DEFERRED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of                   , 2006, is made by and between Interline Brands, Inc. (the “Company”), and                      (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Interline Brands, Inc. 2004 Equity Incentive Plan (the “Plan”), pursuant to Section 10 of which the Committee (or the Board acting as the Committee) may grant Stock Bonus Awards denominated in Common Stock having such terms and conditions as the Committee (or the Board acting as the Committee) shall determine; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to grant to the Participant a Stock Bonus Award consisting of deferred stock units (“Deferred Stock Units”) representing a right to the delivery of Common Stock on a future date and/or event as described in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

Grant of Deferred Stock Units.  The Company hereby grants to the Participant on each of the grant dates set forth on Schedule 1 attached hereto  (as amended or supplemented by the Company from time to time) the number of Deferred Stock Units set forth next to such grant date, in each case on the terms and conditions hereinafter set forth.  Each Deferred Stock Unit represents the unfunded, unsecured right of the Participant to receive a share of Common Stock (each a “Share”), on the date and/or event specified herein.

Incorporation by Reference, Etc.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.  By accepting the award of Deferred Stock Units, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.

Payment of Shares.

The Company shall, subject to the remainder of this Agreement, transfer to the Participant a number of Shares equal to the number of Deferred Stock Units granted to the Participant under this Agreement as soon as reasonably practicable after the date on which the Participant ceases to serve as a member of the Board or, if later, the date on which the Participant experiences a “separation from service” with the Company within the meaning of Section 409A of the Code (the “Payment Date”), in whole Shares only with the Participant receiving a cash payment equal to the Fair Market Value of any fractional Share on or about the transfer date.

In the event of a Change in Control prior to the Payment Date, the Company shall transfer to the Participant Shares a number of Shares equal to the number of Deferred Stock Units granted to the Participant immediately prior to the Change in Control; provided that the Board may determine that, in lieu of Shares and/or fractional Shares, the Participant shall receive a cash payment equal to the Fair Market Value of such Shares (or fractional Shares, as the case may be) on such date.

Upon each transfer of Shares in accordance with Sections 3(a) or 2(b) of this Agreement, the Deferred Stock Units with respect to which such Shares have been transferred hereunder shall be extinguished.

Dividends.  If on any date while Deferred Stock Units are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of Deferred Stock Units granted to the Participant shall, as of such dividend payment date, be increased by a number of Deferred Stock Units equal to: (a) the product of (x) the number of Deferred Stock Units held by the Participant as of the related dividend record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Board), divided by (b) the Fair Market Value of a Share on the payment date of such dividend.  In the case of any dividend declared on Shares that is payable in the form of Shares, the number of Deferred Stock Units granted to the Participant shall be increased by a number equal to the product of (I) the aggregate number of Deferred Stock Units that have been held by the Participant through the related dividend record date, multiplied by (II) the number of Shares (including any fraction thereof) payable as a dividend on a Share.  Shares shall be transferred with respect to all additional Deferred Stock Units granted pursuant to this Section 4 at the same time as Shares are transferred with respect to the Deferred Stock Units to which such additional Deferred Stock Units were attributable.

Adjustments Upon Certain Events.  In the event of any change in the outstanding Shares by reason of any stock split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares (other than any dividends covered by Section 4 above) or any transaction similar to the foregoing

(collectively, an “Adjustment Event”), the Board may, in its sole discretion and without liability to any person, adjust any Shares or Deferred Stock Units subject to this Agreement to reflect such Adjustment Event; provided that such adjustment shall be consistent with the requirements of Section 409A of the Code and any applicable guidance thereunder.

No Right to Continued Service as a Director.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to continue to serve as a director of the Company.  Further, the Company may at any time cease to nominate the Participant for reelection to the Board, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

No Acquired Rights.  In participating in the Plan, the Participant acknowledges and accepts that the Board has the power to amend or terminate the Plan at any time and that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Board and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms).

No Funding; No Rights of a Shareholder.  All Deferred Stock Units granted pursuant to this Agreement shall continue for all purposes to be a part of the general assets of the Company.  The Participant’s interest in the Deferred Stock Units shall make the Participant only a general, unsecured creditor of the Company.  The Participant shall not have any rights as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.

Legend on Certificates.  Any Shares issued or transferred to the Participant pursuant to Section 3 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

Transferability.  Deferred Stock Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 10 shall be void and unenforceable against the Company or any Affiliate.

Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of New York without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the state of New York.

Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

Section 409A.  Notwithstanding anything in this Agreement to the contrary, any payments hereunder that would be subject to an additional or accelerated income tax under Section 409A of the Code shall be deferred until the earliest date that such payments may be made without the imposition of such tax.

Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

Notices.  Any notice hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telecopy, or certified or registered mail, postage prepaid, as follows:

If to the Company:

Interline Brands, Inc.
801 West Bay Street
Jacksonville, FL 32204
Attention:  General Counsel

If to the Participant, to the address set forth on the signature page hereto or at any other address as any party shall have specified by notice in writing to the other party.

Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

INTERLINE BRANDS, INC.

By:
	Name:	Michael J. Grebe
	Title:	Chief Executive Officer

By:
Participant

Address:

SCHEDULE 1

Grant Date	Dollar Amount Elected	Number of Deferred Stock Units Granted Based on Grant Date Fair Market Value
June 30, 2006	$
September 30, 2006	$
December 31, 2006	$

Note:  This Schedule 1 will be updated by the Company promptly following each of the above-described Grant Dates.